MOUNTAIN LAKE RESOURCES INC.
#1700, Purdy's Wharf Tower 1
1959 Upper Water Street
Halifax, Nova Scotia Canada B3J 3N2

March 9, 2009

VIA FAX AND E-MAIL

Richmont Mines Inc.
161 Avenue Principale
Rouyn-Noranda, Quebec
J9X 4P6

Attention: Mr. Martin Rivard, President

Dear Sirs:

RE: Mountain Lake Resources Inc. (the "**Optionee**") and Richmont Mines Inc. (the "**Optionor**") and Letter Agreement dated for reference February 5, 2009 (the "**Letter Agreement**") whereby the Optionee is granted the Option to Purchase a 70% Interest in the Valentine Lake Property located in Newfoundland (the "**Property**"), as more particularly described in the Joint Venture Agreement dated June 17, 2008 (the "**JV Agreement**") between the Optionee and the Optionor

The Optionee and Optionor have entered into the Letter Agreement, which is subject to the prior acceptance of the TSX Venture Exchange (the "**Exchange**") under the provisions of Section 14.7 thereof.

The Exchange has requested that the common shares of the Optionee which may be issuable to the Optionor pursuant to Section 3.1 of the Letter Agreement must be subject to a minimum issue price of $0.20 per share, being the discounted market price of such shares at the time of the announcement of the transaction. In result, Section 3.4 of the Letter Agreement is hereby amended by mutual agreement to add the following words to the end of that Section:

"PROVIDED THAT the minimum deemed issue price for such shares shall not be less than $0.20 per share."

The Optionee and the Exchange intend to rely and shall be entitled to rely upon your consent to this amendment to the Letter Agreement.

Kindly indicate your agreement and consent to the foregoing amendment, by signing this letter where indicated below and returning it to us at your earliest convenience.

Yours very truly,

MOUNTAIN LAKE RESOURCES INC.

Per: [signature]
Gary Woods, President

The above amendment to the terms and conditions of the Letter Agreement are accepted and approved as of the date first above written.

RICHMONT MINES INC.

Per: [signature]
Martin Rivard, President